Exhibit 21.1

                              List of Subsidiaries

                                                  State of
Subsidiary                                        Incorporation     Doing Business AS
------------------------------------------------  -------------     ------------------------------------------------
Homeland Security Strategies, Inc.                Delaware          Homeland Security Strategies, Inc.
Homeland Security Strategies of California, Inc.  California        Homeland Security Strategies of California, Inc.
Homeland Security Strategies of Florida, Inc.     Florida           Homeland Security Strategies of Florida, Inc
Homeland Security Strategies (UK), Ltd.           London, UK        Homeland Security Strategies (UK), Ltd.